November 6, 2014
Scott Chaplin

Re: Vista Outdoor Inc. Employment Offer

Dear Scott:

I am pleased to offer you employment with Vista Outdoor Inc., a wholly owned subsidiary of ATK. As you know, it is expected that in the next several months pursuant to an executed Transaction Agreement, Vista Outdoor will be spun off from ATK and will become and independent publicly-traded company. The transfer of your employment to the position offered herein will occur as part of the Spin-Off and upon the Closing of the Transaction Agreement.

Your current title, roles and responsibilities will continue unchanged until Closing. Upon Closing, you will transfer to Vista Outdoor and will hold the title of Senior Vice President, General Counsel and Secretary of Vista Outdoor Inc. Your primary work location will be the Vista Outdoor corporate headquarters in Utah. It is understood that at the commencement of employment you will commute to your work location, as needed, from your current residence in Virginia and you will be solely responsible for all associated commuting costs and responsible to ensure that geography in no way impacts performance and results. As we have discussed, you will continue to pursue relocation opportunities that are closer to the Vista Outdoor headquarters, keep me apprised of those efforts, and we will review on a regular basis as mutually agreed. At the time you transition to a new home, the Home Purchase.Relocation Package will be available to you. The attached brochures describe the details of the relocation program.

Your base salary will continue unchanged until Closing. Upon Closing, your base salary will be $433,125, less applicable deductions and with holdings. Your base salary will be paid in accordance with Visa Outdoor's regular payroll practices following Closing.

Your current annual bonus opportunity will continue unchanged until Closing. Your annual bonus for the fiscal year ending March 31,2015 (FYI5) is not guaranteed and will he earned on fiscal year-end financial results and your individual performance will will be pro-rated for your time of service with ATK from April 1, 2014 through Closing. Upon Closing, you will have the opportunity to participate in a Vista Outdoor annual bonus plan with a bonus target of 65%. The annual bonus opportunity will be subject to the satisfaction of performance criteria to be determined by the Compensation Committee of Vista Outdoor's Board of Directors in its sole discretion.

Your current Long-Term Incentive Compensation Program (LTI) opportunity will be addressed per the terms of the Transaction Agreement and you will receive a separate communication on the impact of the closing on your current LTI. Upon Closing, you will be eligible to participate in Vista Outdoor's executive long-term incentive compensation program, which is intended to deliver compensation tied to long-term performance of Vista Outdoor. The design of this program will be approved by the Compensation Committee of Vista Outdoor's Board of Directors in its sole discretion and may include a mix of both Vista Outdoor common stock and cash. The dollar amount of your LTI grant at target will be $525,000. However, the timing, form,and mix of the LTI award may be adjusted. For example, the value of any staking grant may offset future annual grants.

Subject to the terms of the applicable benefit plan documents, you will continue to be eligible for all of the benefits in which you are currently enrolled through December 31, 2014 or Closing, whichever occurs first. Depending on the date of the Closing, you will have the same opportunity as all other similarly situated ATK employees to participate in open enrollment to select your benefit coverages for calendar year 2015. Upon Closing, you will cease being eligible for any ATK sponsored benefits and will immediately become eligible: to participate in benefit plans that are offered by Vista Outdoor to its similarly situated employees at your grade level, which are subject to change from time to time. You will also be eligible to participate in any executive benefits programs established by the Compensation Committee of Vista Outdoor's Board of Directors in its sole discretion and offered to similarly situated employees such as a change-in-control severance plan and supplemental long-term disability.

If you accept this offer of employment, you will become an employee of Vista Outdoor Inc. at the time of the Closing. In consideration of the benefits provided under this offer of employment, and ATK's and Vista Outdoor's willingness to offer you employment with Vista Outdoor upon Closing, and for other good and valuable consideration, which is hereby acknowledged and agreed by the undersigned, you agree that upon Closing, you shall no longer be a participant in the Alliant Techsystems Inc. Income Security Plan (ISP) and hall have no right to any payments or benefits thereunder, either prior to, on or following the Closing. You shall instead be eligible to receive the payments and benefits described herein and, upon the Closing, to participate in the applicable plans and programs of Vista Outdoor Inc.

This employment offer is conditional upon the Closing and will be null and void and of no further effect if the Spin-Off does not occur or if your employment with ATK is terminated for any reason prior to the Closing. You are accepting this offer of employment voluntarily and you acknowledge that it supersedes any prior or contemporaneous offers, verbal discussions, or promises and that it represents the entire agreement of the parties concerning your offer of employment with Vista Outdoor Inc.

You agree and acknowledge that this offer of employment is not a contract of employment between you and ATK or Vista Outdoor Inc., that the terms and conditions of your employment are subject to review and may change from time to time, and that your employment is at-will and that either you or Vista Outdoor may terminate the employment relationship at any time for any lawful reason.

The obligations herein may not be assigned by you, but ATK or Vista Outdoor Inc. may assign its obligations to any person or entity that succeeds to the ownership or operation of the business in which you are primarily employed.

To accept this offer of employment, please return an executed copy along with the attached Confidentiality, Non-Competition, Non-Solicitation, and Invention Assignment Agreement to Carl Willis, VP Human Resources, Sporting Group, Anoka, MN. This offer of employment is contingent upon your executing and complying with the enclosed Confidentiality, Non-Competition, Non-Solicitation, and Invention Assignment Agreement.

Scott, we are truly excited to extend this offer of employment to you and look forward to the contributions you will make at
Vista Outdoor. If you have any questions, feel free to call Carl Willis at 763-323-2486.

Very truly yours,

VISTA OUTDOOR INC.

ALLIANT TECHSYSTEMS INC.
By:

AGREED TO AND ACCEPTED:
Scott Chaplin
Date : 11/19/14